Exhibit 10.1

THE CHUBB CORPORATION

NON-EMPLOYEE DIRECTOR ANNUAL COMPENSATION PROGRAM

Cash Compensation

• Director Stipend	$50,000
• Supplemental Lead Director Stipend	50,000
• Annual Committee Chair Retainer
- Audit Committee Chairman Stipend	20,000
- Corporate Governance & Nominating Committee Chairman Stipend	12,500
- Organization & Compensation Committee Chairman Stipend	15,000
- Other	10,000
• Committee Stipend	7,500
• Fee per Board and Committee Meeting	2,000

Equity Compensation

• Monetized Value of Total Shareholder Return Units (TSRs)(1)*	67,500
• Monetized Value of Stock Units(2)*	22,500

(1)                                  TSRs are expressed in units, where one unit is equivalent to one share.  The monetized value of TRSs is calculated by reference to Chubb’s closing stock price on the grant date.  TSRs payout in a range of 0 to 200% of the nominal award depending upon Chubb’s performance during the applicable performance cycle.

(2)                                  Stock Units are expressed in units, where one unit is equivalent to one share.  The monetized value of Stock Units is calculated by reference to Chubb’s closing stock price on the grant date.

*                                         Chubb’s Corporate Governance & Nominating Committee has the authority to raise the aggregate grant of TSRs and Stock Units up to a monetized value of 1,500 shares of Chubb’s common stock.  The monetized value of TRSs and Stock Units is calculated by reference to Chubb’s closing stock price on the grant date.